EXHIBIT 10.1

DSM Nutritional Products Building

45 Waterview Plaza

Parsippany, New Jersey

SALE AGREEMENT

by and between

FALK US PROPERTY INCOME FUND, L.P.

as Seller,

and

ONE LIBERTY PROPERTIES, INC.

as Purchaser

SALE AGREEMENT

THIS SALE AGREEMENT (this “Agreement”) is made and entered into by and between FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (hereinafter referred to as “Seller”) and ONE LIBERTY PROPERTIES, INC., a real estate investment trust incorporated under the laws of the State of Maryland, and its permitted assign (hereinafter referred to as “Purchaser”) to be effective as of the date on which the last of Seller and Purchaser execute this Agreement and a fully executed counterpart hereof is received by the other party or its attorney via facsimile or e-mail (the “Effective Date”).

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the following meaning:

1.1 Additional Earnest Money. If applicable, the sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) to be paid by Purchaser to Escrow Agent in accordance with Section 9.3 below should Purchaser elect to proceed with the transaction after expiration of the Due Diligence Period, together with all interest earned thereon.

1.2 As-Built Survey. An update of the Initial Survey, sufficient to cause the Title Company to provide extended coverage as to matters of survey.

1.3 Broker. Sonnenblick-Goldman Company.

1.4 Building. The building known as the DSM Nutritional Products Building located at 45 Waterview Plaza, Parsippany, New Jersey.

1.5 Business Day. Monday through Friday excluding bank holidays on which national banking associations are authorized to be closed.

1.6 Closing. The Closing and consummation of the purchase and sale of the Property as contemplated by this Agreement.

1.7 Closing Date. The date upon which Closing occurs.

1.8 Commercially Reasonable Efforts. Such action (or inaction) as would be taken (or not taken, as the case may be) in good faith by a reasonably prudent businessperson in the conduct of his or her own affairs.

1.9 Commission Agreement. Any agreement whereby Seller is obligated to pay a Leasing Commission in connection with the Lease.

1.10 Condemnation Proceeding. This term shall have the meaning ascribed thereto in Section 14.2 hereof.

1.11 Due Diligence Period. The period commencing on the Effective Date and ending at 6:00 p.m. Eastern Standard Time on September 6, 2005.

1.12 Earnest Money. Collectively, the Good Faith Deposit and, if paid, the Additional Earnest Money. Purchaser may, at its discretion, deliver an irrevocable standby letter of credit or letters of credit in lieu of the Earnest Money in the amount of the Earnest Money to be issued in favor of Seller, in form and substance satisfactory to Seller and Purchaser, in which event, (i) any reference in this Agreement to refund or return of the Earnest Money shall mean return of such letter(s) of credit, (ii) any reference to payment of the Earnest Money to Seller shall mean that Seller shall be entitled to draw upon the letter(s) of credit and retain all proceeds thereof; and (iii) such letter(s) of credit shall be returned to Purchaser at Closing without any credit against the Purchase Price for the amount(s) of such letters of credit.

1.13 Environmental Report. A Phase 1 environmental assessment audit (and, if Purchaser reasonably deems necessary, a Phase 2 environmental audit), both to be conducted by Purchaser’s environmental engineer, at Purchaser’s expense, with respect to the Property.

1.14 Escrow Agent. First American Title Insurance Company of New York, 407 S. Warren Street, Syracuse, New York 13202 Attn: William Bradt, Esq., Vice President (e-mail: wbradt@firstam.com) Telephone 1- 800-679-4718, Facsimile: 888-722-4081.

1.15 Evidence of Authority. Evidence of authority for execution and performance of this Agreement by Purchaser and Seller, including (i) necessary resolutions or consents, (ii) a certificate duly executed by a secretary or other reasonably acceptable representative of Seller with respect to the offices or titles held by the Persons who executed this Agreement and will execute documents on behalf of Purchaser and Seller required or contemplated by this Agreement, and (iii) Certificates of Existence as to Purchaser and Seller relative to the state in which each of them was formed, all issued not earlier than ten (10) days prior to the date of Closing.

1.16 Existing Survey. The existing ATLA/ASCM as built survey of the Land and Improvements to be delivered to Purchaser as part of the Submission Items required by Section 9.1 below.

1.17 Good Faith Deposit. The sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) to be deposited with Escrow Agent in accordance with Section 3 below, together with all interest earned thereon.

1.18 Hazardous Substances. All hazardous waste, hazardous substances, extremely hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases as each of these terms are defined under all applicable federal or state statutes and regulations including, but not limited to, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., (B) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq., (C) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., (D) the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., (E) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., (F) the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., (G) any so-called “superfund” or “superlien” law or (H) any other current or prior federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or regulation, relating to or imposing liability or standards of conduct concerning such waste, substance or material. Hazardous Substances include, but are not limited to, polychlorinated biphenyls (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and fuel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, but Hazardous Substances shall not include cleaning supplies, paint and other substances that are otherwise Hazardous Substances as long as the same are used, stored and disposed of in the ordinary course of business and in compliance with applicable Legal Requirements.

1.19 Improvements. The Building and other improvements and facilities constructed on the Land.

1.20 Insurance Requirements. All terms of any insurance policy, all requirements of the issuer of any insurance policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) incorporated into any insurance policy applicable to or affecting the Property or any part thereof or any use or condition thereof.

1.21 Intangible Property. To the extent transferable, all of Seller’s right, title and interest in and to any intangible property now or hereafter owned by Seller, if any, and used in connection with or relating to the ownership, use, development, operation, management, occupancy, maintenance or leasing of the Land, the Improvements and/or the Personal Property, including, but not limited to, the Permits and any interest of Seller in any trade names, service marks, trademarks, and logos used by Seller in the operation and identification of the Property (except that Seller makes no representation of warranty as to its right to use or transfer the common name of the Building), the Survey, the Warranties, all public and private contract rights and development or usage rights of Seller solely with respect to the Land, the Improvements and/or the Building and the Plans and Specifications.

1.22 Land. A parcel of land being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference and appurtenant easements thereto, together with all of Seller’s right, title and interest (whether now owned or hereafter acquired) in and to all easements, rights of way, strips and gores of land, tenements, hereditaments and appurtenances, reversions, remainders, privileges, licenses and other rights and benefits belonging to, running with or in any way relating thereto, and together with all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or highway, open or proposed, in front of, abutting or adjoining the Land.

1.23 Lease. That certain Lease, dated as of January 1, 1997, between Bellemead Development Corporation and Hoffman-LaRoche, Inc., as assigned to Roche Vitamins, Inc. and further assigned to Tenant effective as of September 30, 2003, together with that certain First Amendment to Lease, effective as of May 1, 2005, between Seller and Tenant.

1.24 Leasing Commissions. All brokerage commissions, finder’s fees, referral fees and other similar compensation payable by Seller in connection with the Lease.

1.25 Legal Requirements. All laws, statutes, codes, acts, ordinances, orders,

1.26 judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directions and requirements of governmental authorities or quasi-governmental authorities, which now or at any time hereafter exercise jurisdiction over the Property, or any use, operation or condition thereof, including, but not limited to, the Americans With Disabilities Act of 1990 and all regulations promulgated pursuant thereto and concurrency requirements, if any, which apply to the Property or Purchaser immediately after the Closing.

1.27 Manager. The Gale Company.

1.28 Monetary Lien. Any mortgage, deed of trust, security deed, lien, monetary judgment, security interest, past due tax or assessment or other similar encumbrance of a monetary nature entered into or consented to by Seller and arising against the Property or any portion of the Property.

1.29 Operating Agreements. All service, equipment, supply, security, maintenance, concession, pest control, employment and collective bargaining agreements, equipment leases, advertising contracts, vending machine contracts and other such agreements (and any amendments, modifications or supplements thereto) now existing or hereafter entered into by Seller or by any other authorized Person on Seller’s behalf with respect to or affecting the Property or any portion thereof (excluding the Lease, the management agreement with Manager, any Commission Agreements and the Permitted Exceptions) (except that nothing contained herein shall require Seller to cause any Tenant to terminate any Operating Agreements to which Seller is not a party, and nothing contained herein shall require Seller to assign or Purchaser to assume any Operating Agreement entered into solely by any Tenant).

1.30 Owner’s Title Policy. An ALTA Owner’s Extended Coverage Policy of Title Insurance (Form 1990, as amended 1992) issued by the Title Company, pursuant to the Title Commitment, together with such endorsements as Purchaser may reasonably require. The Owner’s Title Policy shall insure marketability of title in fee simple absolute in the amount of the Purchase Price, subject only to the Permitted Exceptions and free from the standard exceptions for matters of survey (except for matters shown on the As-Built Survey or the Title Commitment as approved by Purchaser), parties in possession (except for Tenant as a Tenant only under the Lease) and mechanics’ and materialmen’s liens.

1.31 Permits. The certificates of use and occupancy with respect to the Building and all other consents, notices of completion, environmental and utility permits and approvals, authorizations, variances, waivers, licenses, permits (including conditional use permits), certificates and zoning and other approvals from any governmental or quasi-governmental authority necessary, issued or granted with respect to the Property now or prior to Closing.

1.32 Permitted Exceptions. Those matters identified or referred to in Section 5.3 as “Permitted Exceptions.”

1.33 Person. Any individual, sole proprietorship, partnership, limited partnership, joint venture, general partnership, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

1.34 Personal Property. The tangible personal property owned by Seller, if any, located on or used primarily in connection with the Land or the Improvements.

1.35 Plans and Specifications. The final plans and specifications for the Improvements.

1.36 Property. Seller’s interest in the following property:

1.36.1 The Land;

1.36.2 The Improvements;

1.36.3 The Personal Property;

1.36.4 The landlord’s rights under the Lease; and

1.36.5 The Seller’s rights under the Surviving Contracts, the Warranties, the Permits and the other Intangible Property.

1.37 Purchase Price. Purchase Price shall have the meaning ascribed thereto in Section 4 hereof.

1.38 Rental Payments. Rental Payments shall have the meaning ascribed thereto in Section 11.2 hereof.

1.39 Submission Items. The due diligence submission items delivered or to be delivered to Purchaser by Seller as more particularly described in Section 9.1 below.

1.40 Survey. Collectively, (i) the Existing Survey and (ii) the As-Built Survey.

1.41 Surviving Contracts. The Operating Agreements which Purchaser does not elect to cancel and agrees to assume, such election to be made on or before the expiration of the Due Diligence Period; provided that the management agreement with Manager shall be terminated as of the Closing Date under all circumstances. If Purchaser fails to make an election to assume an Operating Agreement as provided above, Purchaser shall be deemed to have elected not to assume such Operating Agreement.

1.42 Tenant. DSM Nutritional Products, Inc.

1.43 Tenant Deposits. If applicable, security or other monetary deposits of Tenant under the Lease.

1.44 Tenant Estoppel Certificate. An estoppel certificate substantially in the form required by the Lease, to be obtained from and executed by Tenant, including a statement by Tenant that, to Tenant’s knowledge, neither Landlord nor Tenant is in default under the Lease.

1.45 Title Commitment. The title commitment to be obtained in accordance with Section 5.1 below.

1.46 Title Company. First American Title Insurance Company (by Majestic Abstract Corp., as agent) or other reputable title insurance company doing business in the State of New Jersey.

1.47 Utility Deposits. All deposits for utility services provided to the Property, exclusive of utility deposits posted by the Tenants.

1.48 Voluntary Lien. Any lien or other encumbrance affecting title to the property (other than Permitted Exceptions and Monetary Liens) that Seller has knowingly and intentionally placed on the Property after the Effective Date.

1.49 Warranties. All assignable guarantees, warranties, and indemnities now existing or existing prior to Closing relating to the construction, operation and/or use of the Improvements or the Personal Property and in effect at the time of Closing.

SECTION 2

PURCHASE AND SALE

2.1 Covenant to Buy and Sell. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser shall purchase the Property from Seller, and Seller shall sell, convey, transfer and assign the Property to Purchaser, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 3

EARNEST MONEY

3.1 Good Faith Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deliver the Good Faith Deposit to Escrow Agent.

3.2 Additional Earnest Money. Concurrently with Purchaser’s delivery of the Acceptance Notice as provided in Section 9.3 below, if applicable, Purchaser shall deliver the Additional Earnest Money to Escrow Agent.

3.3 Earnest Money Escrow Agreement. The Earnest Money (which includes the Good Faith Deposit and, if applicable, the Additional Earnest Money) shall be held pursuant to an Earnest Money Escrow Agreement in the form attached hereto as Schedule 3.3.

3.4 Earnest Money Applied to Purchase Price. The Earnest Money shall be applied to Purchase Price at Closing or returned to Purchaser upon termination of this Agreement for any reason other than Purchaser’s wrongful failure to close the purchase of the Property under this Agreement. If applicable, any letter(s) of credit posted as Earnest Money shall be returned to Purchaser at Closing or upon termination of this Agreement for reasons other than Purchaser’s default.

SECTION 4

PURCHASE PRICE

4.1 Purchase Price. The purchase price for the Property (herein referred to as the “Purchase Price”) shall be Thirty Million and No/100 Dollars ($30,000,000.00). The Purchase Price shall be due and payable in immediately available funds at Closing, less the amount of the Earnest Money, subject to any adjustments and prorations required pursuant to the terms of this Agreement.

SECTION 5

TITLE

5.1 Initial Searches. Within three Business Days after the Effective Date, Purchaser shall order a Standard Form Commitment for the Owner’s Title Policy, with legible copies of all exceptions listed therein (the “Title Commitment”) issued by the Title Company covering the Land and the Improvements, pursuant to which the Title Company shall agree to issue the Owner’s Title Policy to Purchaser at Closing. Title to the Property shall be insurable at not more than ordinary or promulgated rates by the Title Company pursuant to the Owner’s Title Policy; provided, however, that if the Title Company has committed to insure over any title defect, such defect and affirmative insurance coverage shall be subject to Purchaser’s approval in its reasonable discretion. The Owner’s Title Policy shall insure against all mechanics’ liens, shall have full survey coverage and shall have deleted therefrom all “printed standard exceptions.” At or prior to Closing, Seller shall deliver such affidavits and agreements as may be reasonably required by the Title Company in order to issue the Owner’s Title Policy in accordance with this Agreement.

5.2 Survey. Purchaser shall, at Purchaser’s expense, cause the Initial Survey to be updated to satisfy the requirements of the Title Company, to be delivered to Seller, Purchaser and the Title Company not later than the last day of the Due Diligence Period.

5.3 Permitted Title Exceptions. The sale of the Property shall be subject to the following:

5.3.1 The Lease and the rights of Tenant under the Lease;

5.3.2 The lien of all ad valorem real estate taxes, special improvement district and general assessments for the calendar year in which Closing occurs, subject to proration as herein provided, and for subsequent years which are not yet due and payable; and

5.3.3 Any items shown on the Title Commitment and/or on the Survey, as approved or deemed approved by Purchaser pursuant to this Agreement.

The above items described in this Section 5.3 are herein collectively referred to as the “Permitted Exceptions”.

5.4 Objections to Title/Survey. Purchaser shall have until the date that is the earlier of (i) five (5) Business Days after receipt of the Title Commitment and the As-Built Survey, or (ii) the last day of the Due Diligence Period within which to object in writing to any matters shown on the Title Commitment or As-Built Survey. Seller shall have until the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of such written objections (the “Cure Period”) to cure or cause to be cured Purchaser’s objections to Purchaser’s reasonable satisfaction (with Closing being extended accordingly); provided that Seller shall indicate its intentions as to whether it will commit to cure any such objections within five (5) Business Days after Seller’s receipt of the same. If Seller fails to respond within such five (5) Business Day period or in the event Seller is unable or unwilling to so cure such objections prior to expiration of the Cure Period, Purchaser may (A) waive such objections, or (B) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and neither Purchaser nor Seller shall have any further obligations hereunder, except obligations that expressly survive termination of this Agreement.

5.5 Cure of Certain Liens. Notwithstanding Section 5.4 above, if the Title Commitment reveals the existence of a Voluntary Lien or a Monetary Lien, then Seller shall, at or prior to Closing, remove any such Voluntary Lien, or remove, pay or bond over any amount due in satisfaction of such Monetary Lien (or, subject to Purchaser’s reasonable approval, otherwise cause the same to be removed as an exception in the Title Commitment). If one or more Monetary Liens have not been satisfied at or before the Closing Date, then Purchaser is hereby authorized to satisfy such Monetary Liens from the proceeds of the Purchase Price at Closing.

SECTION 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents, warrants and covenants to Purchaser on and as of the Effective Date as follows (it being a condition to closing but not a covenant that such representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date as set forth in Section 10.4.1(C) below):

6.1 Organization, Power and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Seller is duly qualified to do business in the State of New Jersey and has all necessary power to execute and deliver this Agreement and perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by Seller: (A) have been duly and validly authorized by all necessary action on the part of Seller and its partners, (B) do not conflict with or result in a violation of any applicable partnership agreement or other organizational documents, or of any judgment, order or decree of any court or arbiter in any proceeding to which Seller is a party or by which any one of them is bound, and (C) to Seller’s knowledge, do not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument by which Seller or the Property is bound or to which Seller is a party.

6.2 No Conflict with Laws. To Seller’s knowledge, the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder will not conflict with or result in a breach of any law, order, judgment, writ, injunction or decree of any court or governmental instrumentality having jurisdiction over the Property.

6.3 No Hazardous Substances on Property. Seller has no knowledge that: (A) Hazardous Substances have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Property in violation of any applicable Legal Requirements; (B) asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property in violation of applicable Legal Requirements; (C) PCBs have been located on or in the Property, whether in electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or otherwise, in violation of applicable Legal Requirements; and (D) underground storage tanks are located on the Property, except as shown in environmental assessment obtained by Seller in connection with its purchase of the Property (copies of which have been furnished to Seller).

6.4 Litigation. Seller has not received written notice, nor does Seller have actual knowledge, of any pending or threatened litigation or administrative proceeding that is adverse to Seller and would affect its ability to perform under this Agreement.

6.5 Condemnation. To Seller’s knowledge, there is no condemnation or eminent domain proceeding pending or threatened against the Property (or any portion thereof).

6.6 Lease. As of the Effective Date:

6.6.1 To Seller’s knowledge, the Lease is in full force and effect;

6.6.2 Seller has provided to Purchaser a full and complete copy of the Lease from Seller’s files, which, to Seller’s knowledge, is a full and complete copy of the Lease.

6.6.3 Seller has neither sent written notice to Tenant, nor received any written notice from Tenant, claiming that Tenant or Seller, as the case may be, is in default under the Lease;

6.6.4 Seller has not received any Tenant Deposits other than those, if any, set forth in the Lease; and

6.6.5 Seller has no knowledge of any Leasing Commission due with respect to the current term of the Lease or upon the exercise of any renewal or expansion option set forth in the Lease.

6.6.6 Tenant has not paid any rent, fees or other charges for more than one month in advance.

6.7 No Violation Notice. To Seller’s knowledge, Seller has not received written notice:

6.7.1 from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Property or any part thereof, which has not been entirely corrected; or

6.7.2 from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or threatened termination of any policy of insurance or bond.

6.8 Actual Knowledge. As used in this Agreement or in any Schedule attached or to be attached hereto, any reference to “knowledge” with respect to Seller shall mean the current, actual knowledge of Daniel T. Borger (as seller’s primary asset manager), without any duty to investigate or inquire other than inquiry of Kal Hazer, the employee of Manager who has primary responsibility for management for the Property. In that regard, Daniel Borger has served as Seller’s primary North American asset manager since Seller’s purchase of the Property and Kal Hazer has been the employee of Manager with primary responsibility for the Property for at least five (5) years.

6.9 As-Is Sale. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE COMPANY PROPERTY), THE FINANCIAL CONDITION OF SELLER OR ANY TENANT OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT SELLER DOES NOT MAKE ANY REPRESENTATION OR

WARRANTY REGARDING THE OFFERING MEMORANDUM PREPARED BY BROKER FOR THE PROPERTY AND THAT SELLER SHALL NOT HAVE ANY LIABILITY FOR ANY ERROR, OMISSION OR INACCURACY THEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS THAT IN PURCHASER’S JUDGMENT BEAR UPON THE COMPANY AND THE COMPANY PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE SELLER’S INTEREST SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS OF THE PROPERTY AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. SELLER IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES OR INQUIRY REGARDING ANY MATTER WHICH MAY OR MAY NOT BE KNOWN TO SELLER, AND PURCHASER, FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, HEREBY EXPRESSLY WAIVES AND RELEASES SELLER AND ITS PARTNERS FROM ANY SUCH DUTY THAT OTHERWISE MIGHT EXIST.

6.10 No Seller Duty to Cure. Any reports, repairs or work required by Purchaser are the sole responsibility of Purchaser, and Purchaser agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of Law or to comply with the requirements of any insurer.

6.11 Release of Seller. Except as expressly provided in this Section 6.11, Purchaser, for Purchaser and Purchaser’s successors and assigns, hereby releases Seller and its partners from, and waives all claims and liability for or attributable to, the following:

6.11.1 any and all statements or opinions heretofore or hereafter made, or information furnished, by Seller, Broker, Manager or any of their representatives; and

6.11.2 any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Closing Date and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property;

provided, however, that the release and waiver set forth in this Section 6.12 is not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller as a result of a breach of any of Seller’s warranties or of any covenant of Seller expressly set forth in this Agreement to the extent the same expressly survive Closing or as a result of Seller’s fraud.

6.12 Survival. The foregoing representations, warranties and covenants of Seller in this Section (except Sections 6.1, 6.2 and 6.4) should survive the Closing for six (6) months.

6.13 Closing Constitutes Waiver. Notwithstanding and without limiting the foregoing, if any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement, but Purchaser nonetheless closes the transactions hereunder and purchases the Property, then (i) Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event and to the extent that on or prior to the Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, and (ii) to the extent the due diligence materials furnished or made available to Purchaser contain provisions or information that are inconsistent with the foregoing representations and warranties (unless Seller had actual knowledge of such inconsistency and failed to disclose the same to Purchaser), such representations and warranties being deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such due diligence materials.

SECTION 7

PURCHASER’S REPRESENTATIONS AND WARRANTIES

7.1 Authority. Purchaser represents and warrants to Seller that Purchaser is a Delaware limited partnership, duly organized and validly existing under the laws of the State of New Jersey and has all necessary power to execute and deliver this Agreement and perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser, (A) has been duly and validly authorized by all necessary action on the part of Purchaser, (B) does not conflict with or result in a violation of Purchaser’s organizational documents or any judgment, order or decree of any court or arbiter in any proceeding to which Purchaser is a party, and (C) to Purchaser’s knowledge, does not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument by which Purchaser is bound or to which Purchaser is a party.

7.2 No Conflict with Laws. To Purchaser’s knowledge, the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not conflict with or result in a breach of any law, order, judgment, writ, injunction or decree of any court or governmental instrumentality having jurisdiction over Purchaser.

7.3 No Bankruptcy. Purchaser is not a party to any voluntary or involuntary proceedings under any applicable laws relating to insolvency, bankruptcy, moratorium or other laws affecting creditors rights to the extent that such laws may be applicable to Purchaser and impair Purchaser’s ability to perform this Agreement.

7.4 Litigation. Purchaser has not received written notice, nor does Purchaser have any actual knowledge, of any litigation, proceeding or action that would or could have an adverse effect upon Purchaser or upon Purchaser’s ability to perform under this Agreement.

7.5 Survival. The foregoing representations and warranties of Purchaser shall not survive the Closing.

SECTION 8

SELLER’S COVENANTS

8.1 Notices of Violation. As soon as Seller has actual knowledge, Seller shall provide Purchaser with written notice of any violation of any Legal Requirements or Insurance Requirements affecting the Property, any service of process which relates to the Property or which affects Seller’s ability to perform its obligations under this Agreement or any allegations of a material default received from any Tenant. If Seller is unwilling or unable to remove such violation or comply with such notices by or before Closing, and the cost curing such violation or complying with such notice exceeds $100,000.00, Purchaser shall have the option to (a) waive such notification and proceed to close without reduction in the Purchase Price; (b) terminate this Agreement and receive a return of the Earnest Money unless after receipt of notice of termination from Purchaser, Seller elects to reinstate this Agreement by committing in writing to cure such violation or comply with such notice, at Seller’s sole cost and expense, as soon as reasonably possible after the Closing Date and in connection therewith Seller shall deposit with Purchaser cash or other security reasonably satisfactory to Purchaser to cover the estimated cost to cure such violation or comply with such notice.

8.2 Lease Obligations. Seller shall use Commercially Reasonable Efforts to comply with all of the landlord’s obligations under the Lease. Seller will not enter into any lease with regard to the Property, and will not amend, modify or cancel any of the Lease, unless Purchaser has given its prior written consent, such consent not to be unreasonably withheld.

8.3 Employees. Seller shall not hire any employees (and none are currently employed) with respect to the ownership, maintenance, repair, use, operation or enjoyment of the Property whose employment is not terminable by Seller, without penalty, payment or expense, at or prior to Closing.

8.4 Operating Agreements. Seller shall not, without Purchaser’s written consent, which consent shall not be unreasonably withheld or delayed, enter into or consent to any Operating Agreements (except those which are terminable without premium, cost, expense or penalty on not more than thirty (30) days’ notice). Seller shall submit to Purchaser a copy of any proposed Operating Agreement, together with such information regarding the proposed Operating Agreement as is reasonably available to Seller and as Purchaser may reasonably request. Purchaser shall respond to the same within seven (7) days after receipt of the request, and shall be deemed to have approval the same unless written objection or disapproval is given within such seven (7) day period.

8.5 Tenant Estoppel Certificates. Seller shall good faith efforts to obtain a Tenant Estoppel Certificate from Tenant at least three (3) Business Days prior to Closing. Obtaining such Tenant Estoppel Certificate shall be a condition to Closing as set forth in Section 10.1.4(a) below, but, as long as Seller uses good faith efforts, Seller shall not be in default under this Agreement and Purchaser’s sole remedy for failure of such condition shall be termination of this Agreement and receipt of a refund of the Earnest Money.

SECTION 9

PURCHASER’S DUE DILIGENCE AND INSPECTION OF PROPERTY

9.1 Outstanding Deliveries by Seller for Initial Diligence. Seller has delivered to Purchaser certain due diligence submissions requested by Purchaser. Seller shall deliver to Purchaser the additional Submission Items (if any) set forth on Schedule 9.1 attached hereto not later than five (5) Business Days after the Effective Date.

9.2 Inspection of Property. Purchaser or its appointed agents or independent contractors shall have, at all reasonable times prior to the Closing and subject to the rights of the Tenant under the Lease, the privilege of going upon the Land and in the Improvements, at Purchaser’s sole cost and expense, contacting the Tenant, inspecting, examining, testing, appraising and surveying the Property; provided that Purchaser shall not deal directly with Tenant without affording Seller the opportunity to have a representative present. In exercising the privileges granted pursuant to this Section, Purchaser shall use Commercially Reasonable Efforts to avoid interfering with the use and enjoyment of the Property by any Tenant, and Purchaser shall substantially restore the Property to the condition existing prior to such activities on the Property. No physically invasive testing may be undertaken without the prior written consent of Seller. In consideration of Purchaser’s right to inspect the Property as described in this Section, Purchaser agrees to indemnify, defend and hold Seller and Tenant harmless from any actions, suits, liens, claims, damages, expenses (including reasonable attorneys’ fees), losses and liabilities for damage to personal property or personal or bodily injury arising from or attributable to any acts performed in exercising Purchaser’s rights under this Section 9.2 (including, without limitation, any rights or claims of materialmen or mechanics to liens on the Property, but excluding any matter to the extent arising primarily out of the negligence or misconduct of Seller and excluding damages resulting from Purchaser’s discovery of any adverse conditions). Prior to entry on the Property, Purchaser shall provide evidence of liability insurance reasonably satisfactory to Seller and naming Seller and its mortgagee as an additional insured. This agreement to indemnify Seller shall survive the Closing and any termination of this Agreement.

9.3 Due Diligence Period. Purchaser shall have the right to terminate this Agreement prior to the expiration of the Due Diligence Period if Purchaser elects not to proceed with the purchase for any reason or no reason by delivering written notice to Seller (the “Acceptance Notice”). If Purchaser fails to deliver an Acceptance Notice prior to the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the Good Faith Deposit shall be refunded to Purchaser.

SECTION 10

CLOSING

10.1 Closing Date. The Closing shall be held during regular business hours on or before September 15, 2005; provided, that Purchaser shall have the right to extend the Closing Date for up to two (2) additional Business Days if (a) Purchaser is prevented from closing on September 15, 2005 for reasons that are wholly outside of Purchaser’s control, (b) Purchaser sends written notice of extension not later than September 13, 2005, with a representation as to the specific cause for delay. The Closing shall be a so called “New York style closing” held at the offices of Herrick, Feinstein LLP, Purchaser’s counsel, located at 2 Park Avenue, New York, New York 10016, and the exact time and Closing Date shall be selected by Purchaser by written notice to delivered to Seller not less than five (5) days prior to the date so selected.

10.2 Delivery; Possession. At Closing, Seller shall deliver to Purchaser the items required of Seller under this Agreement, and Purchaser shall deliver to Seller the Purchase Price (after making the adjustments and prorations as provided herein), together with the other items required of Purchaser under this Agreement. Seller shall deliver possession of the Property to Purchaser, subject only to the Permitted Exceptions and the Surviving Contracts, at the time of Closing. Subject to Section 14 and 15 below, risk of loss shall remain with Seller until Closing.

10.3 Closing Costs.

10.3.1 Seller’s Costs. Seller shall pay (A) the fees and expenses of Seller’s attorneys, (B) all charges for releases of applicable documents evidencing or securing Seller’s financing, (C) one-half (1/2) of any intangible tax, grantee or grantor tax, transfer tax and deed stamps payable in connection with the transfer of the Property or the recording of the Deed, and (D) one-half of all escrow charges.

10.3.2 Purchaser’s Costs. Purchaser shall pay (A) any costs incurred by Purchaser in preparing and performing its due diligence investigations, including, without limitation, the cost of environmental or engineering investigations in addition to those undertaken in connection with the Environmental Report and other reports made available to Purchaser, (B) the fees and expenses of Purchaser’s attorneys, (C) one-half (1/2) of any indexing fee, intangible tax, grantor or grantee tax, transfer tax, deed stamps or other governmental charges payable in connection with the transfer of the Property or recording of the Deed, (D) the cost of the Title Commitment and the Title Policy, (E) the cost of the As-Built Survey, and (F) one-half of all escrow charges.

10.3.3 Other Costs. Any other costs not specifically provided for in Section 10.3.1 and Section 10.3.2 hereof shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in the place where the Property is located.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing.

10.4 Conditions to Closing.

10.4.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the purchase the Property is expressly conditioned upon the fulfillment or satisfaction of each of the following conditions on or before the Closing Date:

(A)	Purchaser shall have received the Tenant Estoppel Certificate;

(B)	Seller shall have performed each material undertaking, covenant and agreement to be performed by Seller under this Agreement, including, but not limited to, delivery of all items and documents required under Section 12 below;

(C)	Each representation and warranty made in this Agreement by Seller shall be true and correct in all material respects as of the Closing Date, except due to changes in facts and circumstances disclosed to Purchaser, it being agreed that failure of a representation or warranty to be true and correct due to a change in the facts or circumstances (not caused by Seller’s willful or intentional misconduct) shall not constitute a default by Seller under this Agreement but shall merely be deemed a failure of condition if the cost to cure such change in fact or circumstance, or the aggregate decrease in the value of the Property is more than $100,000.00; and

(D)	Purchaser shall have received the Owner’s Title Policy, or in lieu of issuance of the foregoing at Closing, the delivery by Seller of a “marked up” Title Commitment dated as of the Closing Date, committing to the issuance of the Owner’s Title Policy in the form of such “marked up” Title Commitment, subject only to the Permitted Exceptions, with gap coverage, deleting all requirements and deleting the standard exceptions in accordance with Section 5 above.

10.4.2 Seller’s Conditions to Closing. The obligation of the Seller to consummate the sale the Property is expressly conditioned upon the fulfillment or satisfaction of each of the following conditions on or before the Closing Date:

(A)	Purchaser shall have performed each material undertaking, covenant and agreement to be performed by Purchaser under this Agreement, including, but not limited to, delivery of all items and documents required under Section 12 below; and

(B)	Each representation and warranty made in this Agreement by Purchaser shall be true and correct in all material respects as of the Closing Date.

10.4.3 Failure of Condition. If any of the foregoing conditions is not satisfied on or before the Closing Date, then the party whom the failed condition benefits may terminate this Agreement by written notice to the other, in which event the Earnest Money (including any letter(s) of credit) shall be returned to Purchaser and the parties shall be released from liability under this Agreement, except for those liabilities that expressly survive termination of this Agreement.

SECTION 11

PRORATIONS AND CREDITS AT CLOSING

All prorations “as of the Closing Date” shall be made as of 12:01 A.M. local time on the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser or charged to Purchaser, as applicable, at Closing or, in the case of allocations made after Closing, upon receipt of such payments or invoices as of the Closing Date. The following items shall, as applicable, be prorated between Purchaser and Seller or credited to Purchaser or Seller:

11.1 Property Taxes and Assessments.

11.1.1 Real Estate and Personalty Taxes. Seller shall provide to Purchaser a copy of all real estate and personal property tax bills and assessments for the year in which the Closing occurs, if available, at least five (5) Business Days before Closing, and Seller shall pay all ad valorem or general property taxes and personalty taxes attributable to and assessed for the calendar year in which Closing occurs and for prior years, if such taxes shall be due and payable as of Closing. If such taxes are not yet due or payable, Purchaser shall receive a credit therefor in an amount equal to the amount of prior collections from Tenant with respect to such calendar year and shall pay taxes as and when due. If Seller has paid ad valorem or general real and personal property taxes with respect to the Property attributable to and assessed for the calendar year in which the Closing occurs, Seller shall receive a credit equal to that portion of the taxes so paid that is attributable to the period after the Closing Date As between Seller and Purchaser, there shall be no post closing adjustment for taxes, and Purchaser will look solely to Tenant for any shortage.

11.1.2 Special Improvement Assessments. Special taxes and assessments payable over time shall be assumed by Purchaser, and current special taxes and assessments shall be prorated in accordance with Section 11.1.1 above.

11.2 Rents. Subject to Section 11.1 above relating to proration of tax collections, rents and other reimbursements under the Lease (herein collectively called “Rental Payments”) actually received by Seller, shall be prorated as of the Closing Date and the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser at Closing. To the extent that as of the Closing there shall be any unpaid Rental Payments due under the Lease, then Purchaser shall use Commercially Reasonable Efforts to collect the same and shall pay Seller the amounts so collected, subject to proration of the same upon collection and subject to the requirement that any Rental Payments received by Purchaser after Closing shall first be applied to current rents and then to amounts past due.

11.3 Tenant Deposits. Purchaser shall receive a credit at Closing for all Tenant Deposits (and any interest thereon required to be reimbursed to any Tenant) pursuant to the Lease or pursuant to applicable law, or such Tenant Deposits and interest thereon shall be assigned and delivered to Purchaser at Closing.

11.4 Utility Expenses and Payments. All payments or expenses for utilities shall be prorated but only to the extent Seller, as landlord, is responsible for payment under the Lease.

11.5 Payments Under Surviving Contracts. All payments due or made under any Surviving Contracts (excluding in any event Operating Agreements entered into by any Tenant) shall be prorated as of the Closing Date.

11.6 No Reconciliation. In the event final figures have not been reached on any of the adjustments, prorations or costs which are to be adjusted at or prior to Closing pursuant to this Section 11, the parties shall close using adjustments and prorations reasonably estimated by Seller and Purchaser, with appropriate reconciliation and adjustments for errors being made within ninety (90) days after Closing. All prorations shall be final as of Closing, except as set forth in Section 11.2 above with regard to unpaid Rental Payments due at Closing.

11.7 Other Matters. Seller and Purchaser shall make such other adjustments and apportionments as are expressly set forth in this Agreement.

SECTION 12

CONVEYANCES AND DELIVERIES AT CLOSING

12.1 Special Warranty Deed. At Closing, Seller shall convey the Land and Improvements to Purchaser by a duly executed and recordable Bargain and Sale Deed (with covenant as to grantor’s acts) in substantially the form attached hereto as Schedule 12.1, subject only to the Permitted Exceptions.

12.2 Quitclaim Deed. If the description of the Property as shown on the Survey and confirmed in the Title Commitment is different from the description of the Property in Exhibit “A”, at Closing, Seller shall, in addition to the Bargain and Sale Deed (with covenant as to grantor’s acts) based upon the description of the Property as shown in Exhibit “A” convey title by quitclaim deed based upon the description of the Property on the Survey and Title Commitment. Nothing in this Section shall be construed so as to diminish Purchaser’s right to object to matters shown on the As-Built Survey as provided in Section 5.4.

12.3 Bill of Sale. At Closing, Seller shall convey the Personal Property to Purchaser by a duly executed Bill of Sale in the form attached hereto as Schedule 12.3.

12.4 Assignment and Assumption of Lease. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the landlord/lessor’s interest in and to the Lease by duly executed assignment and assumption agreement in the form attached hereto as Schedule 12.4.

12.5 Assignment and Assumption of Surviving Contracts. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, Seller’s interest in the Surviving Contracts, by duly executed assignment and assumption agreement in the form attached hereto as Schedule 12.5. Seller shall use Commercially Reasonable Efforts (without the expenditure of funds) to obtain any and all necessary consents, if any, for such assignment and shall deliver the same to Purchaser at or prior to Closing; provided that if any necessary consents are not timely obtained, Purchaser may elect to require that Seller cause any such Operating Agreements to be canceled prior to Closing, in which event Seller shall cancel the same.

12.6 Tenant Estoppel Certificate. Seller shall use Commercially Reasonable Efforts to obtain and deliver to Purchaser prior to the Closing the Tenant Estoppel Certificate as provided in Section 8.5 above.

12.7 Notice of Sale. On or about the Closing Date, Seller shall send a written notice, in the form attached hereto as Schedule 12.7, to the Tenant.

12.8 Lease and Surviving Contracts. At or simultaneously with the Closing, Seller shall deliver to Purchaser the original (or certified copies of) the Lease, the Surviving Contracts, the Warranties, the Plans and Specifications and the Permits. Seller may keep copies of such materials at Seller’s sole cost and expense. For a period of two (2) years after the Closing Date, Purchaser shall permit Seller to examine and make copies (at Seller’s expense) of such materials at the Property or at the place of business of Purchaser during regular business hours with reasonable advance notice. The provisions of this Section 12.8 shall survive the Closing and the delivery of the Special Warranty Deed.

12.9 Section 1445 Certificate. At Closing, Seller shall execute and deliver to Purchaser (a) a certificate substantially in the form of Schedule 12.9 attached hereto stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder, and (b) an IRS Form 1099 with respect to this transaction and such other documents or instruments as may be required by the Internal Revenue Code (or regulations promulgated pursuant thereto).

12.10 Affidavit of Title. At Closing, Seller shall execute and deliver to Purchaser and to the Title Company such resolutions, affidavits and certificates as the Title Company may reasonably require to issue the Owner’s Title Policy in accordance with the Title Commitment.

12.11 Closing Statement. At Closing, Seller and Purchaser shall execute and deliver a Closing Statement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Purchaser and Seller in accordance with the terms of this Agreement.

12.12 Evidence of Authority. At Closing, Seller and Purchaser shall deliver to the other the Evidence of Authority dated not more than twenty (20) days before the Closing Date.

12.13 Assignment of Intangible Property. At Closing, Seller shall deliver to Purchaser a general assignment of the Warranties, Utility Deposits, Permits and the other Intangible Property, which assignment shall be substantially in the form attached hereto as Schedule 12.13.

12.14 Conveyance of Awards. At Closing, Seller shall, if and to the extent applicable, deliver to Purchaser all proper instruments for the conveyance of any condemnation, insurance or other awards or proceeds described in and subject to and in accordance with 13.2 hereof, all duly executed by Seller.

12.15 Physical Possession. At Closing, Seller shall deliver to Purchaser keys to the Property and actual sole and exclusive physical possession of the Property, subject only to the rights of Tenant and the Permitted Exceptions.

12.16 Other Documents. At Closing, Seller and Purchaser shall deliver to each other appropriate transfer tax returns and any other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or reasonably required to carry out the purpose and intent of this Agreement.

SECTION 13

NOTICES

13.1 Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing (except as expressly provided to the contrary in this Agreement) and sent by (A) hand delivery, (B) U.S. Certified Mail, Return Receipt Requested, (C) electronic transfer device with telephone or other confirmation of receipt on a Business Day, or (D) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air, or DHL), with all delivery charges paid by the sender and addressed to Purchaser or Seller, as applicable, to the following addresses:

If to Purchaser:	One Liberty Properties, Inc.
60 Cutter Mill Road Suite 303
Great Neck, New York 11021
	Telephone:	(516) 466-3100
	Facsimile:	(516) 773-2770
	Attn:	Lawrence G. Ricketts, Jr.

With a Copy to:	Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
	Telephone:	(212) 592-1416
	Facsimile:	(212) 545-3334
	Attn:	Carl F. Schwartz, Esq.

If to Seller:	c/o Falk of North America, Inc.
6 Adelaide Street East, Suite 310
Toronto, Ontario M5C 1H6 Canada
	Telephone:	(416) 410-8713
	Facsimile:	(416) 410-8714
	Attn:	Daniel T. Borger

With a Copy to:	Boult Cummings Conners & Berry PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
	Telephone:	(615) 252-2343
	Facsimile:	(615) 252-6343
	Attn:	John R. Haynes

13.2 Notice Effective Date. All such notices shall be deemed received, (1) if delivered by hand, certified mail or overnight delivery service, on the date of delivery and (2) if sent by electronic transfer on a Business Day during the recipient’s normal business hours, on the date of transmission (with confirmation of successful transmission), otherwise the same shall be deemed to have been received on the following Business Day. The refusal to accept delivery shall constitute acceptance and, in such event, the date of delivery shall be the date on which delivery was refused.

SECTION 14

CASUALTY AND CONDEMNATION

14.1 Casualty. Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty (a “Casualty”) shall be borne and assumed by Seller, except as otherwise specifically provided in this Section 14.1. Until the Closing has occurred, Seller shall keep its insurance policies in effect and shall comply with all Insurance Requirements. If, prior to the Closing Date, any part of the Property is damaged or destroyed by a Casualty, Seller shall immediately notify Purchaser of such fact. If (i) such damage or destruction results in damage for which repair costs are estimated by Purchaser in good faith to exceed $250,000.00, (ii) there occurs uninsured damage or destruction to the Property under circumstances where Seller does not promptly provide funds for restoration in amount equal to the uninsured damage, (iii) the damage or destruction allows the reduction or abatement of rent, or (iv) it allows Tenant to terminate the Lease, which right is not waived in writing by Tenant prior to the scheduled Closing Date, Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of Seller’s written notice of the Casualty (with the Closing Date being extended as necessary to allow such 30 day period to run), in which event the Earnest Money (including any letter(s) of credit) shall be returned to Purchaser and the parties shall be released from any further liability hereunder, except for those liabilities that expressly survive termination of this Agreement. If the repair and restoration of the Property has not been completed as of Closing, and if Purchaser does not elect to terminate this Agreement by reason of any Casualty, Seller shall, subject to any requirements set forth in the Lease, pay over or assign to Purchaser all amounts received or due (plus an amount equal to the deductible, if any, under Seller’s casualty insurance policy covering the Property unless previously expended by Seller for an Approved Casualty Repair, as defined below) from and all claims against, any insurance company or governmental entity as a result of such casualty (other than rent loss insurance with regard to the period prior to Closing and amounts expended by Seller for emergency repairs or for repairs which are required by the Lease or approved in writing by Purchaser (an “Approved Casualty Repair”)). To the extent permitted by the Lease, Purchaser shall have the right to participate in, and after Closing control, any adjustment of the insurance claim and, in such event, Purchaser and Seller shall cooperate each with the other in good faith.

14.2 Condemnation. At Closing, Seller shall quitclaim to Purchaser all of Seller’s right, title and interest, if any, in and to the beds of streets, roads, alleys, avenues and highways abutting the Property and all of Seller’s right, title and interest in and to all awards in condemnation, or damages of any kind, to which Seller is entitled at the time of Closing, by reason of any exercise of the power of eminent domain with respect thereto or for the taking of the Property or any part thereof or by reason of any other event affecting the value of the Property which gives rise to a compensatory claim against a third Person after the Effective Date. Prior to the Closing Date, if all or any portion of the Property is taken, or if access thereto is reduced or restricted, by eminent domain or otherwise (or if such taking, reduction or restriction is pending, threatened or contemplated) (hereinafter a “Condemnation Proceeding”), Seller shall immediately notify Purchaser of such fact. In the event that such notice relates to the taking of a material portion of the Property, Purchaser shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) days after receipt of Seller’s written notice of the Condemnation Proceeding, whereupon the Earnest Money (including any letter(s) of credit) and neither Party shall have any further rights, obligations or liabilities hereunder except with respect to those rights, obligations or liabilities which expressly survive the termination of this Agreement. For the purposes of this Section, and without limiting the generality of the foregoing, a taking shall be deemed “material” if it (i) allows the reduction or abatement of rent, or (ii) allows Tenant to terminate the Lease, which right is not waived in writing by such Tenant prior to the scheduled Closing Date. If the Property or a portion thereof is taken and this Agreement is not terminated, then the parties shall proceed to the Closing pursuant to the terms hereof without any reduction in the Purchase Price. Tenant shall receive Condemnation proceeds to the extent provided by the Lease, and Seller shall at Closing, assign to Purchaser its rights (if any) to receive any Condemnation award. Prior to Closing (to the extent permitted by the Lease), Purchaser may participate with Seller in any Condemnation Proceeding affecting the Property and after Closing, Purchaser shall control such proceedings.

SECTION 15

BROKERS

15.1 Commissions Due Broker. Seller shall pay all commissions due to Broker at Closing.

15.2 Representation and Indemnity. Except for Broker, each of Seller and Purchaser warrants and represents to the other that such party has employed (expressly or impliedly) no broker, agent or other such Person as to which a commission or other such fee is or would become due or owing as a result of the purchase and sale contemplated hereby and has made no agreement (express or implied) to pay any broker’s commissions or other such fees in connection with the purchase and sale contemplated by this Agreement. Each of Seller and Purchaser agrees to indemnify and defend the other against, and to hold the other harmless of and from, all claims, demands and liabilities (including reasonable attorneys’ fees and expenses incurred in defense thereof) for any commissions or fees payable to, or claimed by, any broker, agent or other such Person arising out of the employment or engagement of such Person employed (expressly or impliedly) by Seller or Purchaser, as applicable, or with whom Seller or Purchaser, as applicable, has, or is claimed to have, made an agreement (express or implied) to pay or cause to be paid a commission or other such fee.

SECTION 16

DEFAULT/REMEDIES

16.1 Seller’s Default/Purchaser’s Remedies. Notwithstanding any other remedy provided for herein, if Seller wrongfully fails to close the sale of the Property, Purchaser shall be entitled to either (i) terminate this Agreement and receive a refund of the Earnest Money, or (ii) pursue an action for specific performance, it being agreed and understood that if Purchaser does not terminate this Agreement, Seller shall remain liable for performance and shall be subject to an action for specific performance, but shall not be liable for direct or other damages, or any other remedial relief available at law or in equity on account of such failure, it being agreed and understood that it is the intention of the parties hereto that specific performance should be awarded, if such performance is possible, even though monetary damages or another remedy is otherwise available at law. Notwithstanding the foregoing, if specific performance is not available because of an intentional default by Seller in contravention of this Agreement with the intent to deprive Purchaser of the benefit of its bargain, Purchaser may, in addition to terminating this Agreement and receiving a refund of the Earnest Money, recover the out of pocket costs incurred by Purchaser in connection with this Agreement, not to exceed $50,000,00. The foregoing remedies are exclusive. In no event shall Seller be liable for consequential, incidental or punitive damages.

16.2 Purchaser’s Default/Seller’s Remedies. Notwithstanding any other remedy provided herein, subject to all conditions set forth in this Agreement, if Purchaser wrongfully fails to close the purchase of the Property under this Agreement, then Seller as its sole and exclusive remedy at law, in equity or otherwise shall be entitled to receive the Earnest Money from Escrow Agent, as liquidated damages, it being acknowledged that Seller’s actual damages are difficult or impossible to ascertain. To the extent all or part of the Earnest Money is in the form of letter(s) of credit, Seller be entitled to draw upon and retain the proceeds of such letter(s) of credit. In no event shall Purchaser be liable for consequential, incidental or punitive damages and in no event shall Purchaser be subject to an action for specific performance.

16.3 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document or certificate executed or delivered in connection herewith) shall not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), absent fraud by Seller. The provisions of this Section 16.3 shall survive Closing or termination of this Agreement.

SECTION 17

ASSIGNMENT

Purchaser may not assign its rights under this Agreement without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser shall have the right to assign its rights under this Agreement without Seller’s consent to (i) any entity owned or controlled by, or under common control with, Purchaser or to (ii) a “qualified intermediary” as defined under Treas. Reg. § 1.1031(k)-1(g)(4), in order to effect an exchange of the Property for like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended, as long as (a) the completion of such exchange shall not cause any unreasonable delay in the Closing Date, (b) the party which does not initiate the exchange shall not incur any additional costs in connection with such exchange, and (c) neither Seller nor Purchaser shall be required to take title to any property involved in such exchange. In connection with any such exchange of the Property, Seller shall execute and deliver to Purchaser or the “qualified intermediary” at or prior to the closing and all documents reasonably required by Purchaser or the “qualified intermediary” to complete such exchange. No assignment shall release Purchaser or Seller from their obligations under this Agreement. Notwithstanding the foregoing, Purchaser shall provide Seller with written notice at least two (2) business days prior to the effective date of such proposed assignment together with a copy of the assignment document, which document shall state that the assignee assumes all of Purchaser’s obligations hereunder.

SECTION 18

GENERAL PROVISIONS

18.1 Agreement Binding. This Agreement (and the representations, warranties and covenants contained herein) shall run with the land and shall be binding upon each party hereto and such party’s successors and permitted assigns and shall inure to the benefit of each party hereto and such party’s successors and permitted assigns.

18.2 Entire Agreement. This Agreement, and all of the Schedules and Exhibits referenced herein and annexed hereto, contain the final, complete and entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

18.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

18.4 Further Assurances. Seller and Purchaser each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This covenant shall survive the Closing.

18.5 Interpretation. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THIS AGREEMENT. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one Person, then all such Persons shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

18.6 Counterparts. This Agreement may be executed in separate counterparts, which may be transmitted via facsimile. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

18.7 Non-waiver. No waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach of this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

18.8 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.9 Schedules/Exhibits. The Schedules and Exhibits referred in and attached to this Agreement are incorporated herein in full by this reference.

18.10 Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties arising from or relating to this Agreement (including, but not limited to, the enforcement of any indemnity provisions or enforcement of any document executed in connection with or at the Closing), the prevailing party shall be entitled to recover reasonable costs, expenses and reasonable attorneys’ fees, including, but not limited to, court costs and other expenses through all appellate levels and in bankruptcy court. This provision shall survive the Closing.

18.11 No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other Person whatsoever shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

18.12 Business Days. If any date provided for in this Agreement shall fall on a day which is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

18.13 Relationship Between Purchaser and Seller. Seller and Purchaser intend that the relationship between them shall be solely that of seller and buyer. Neither this Agreement nor any other instrument executed in connection with this Agreement, nor the consummation of the transactions contemplated herein or therein, shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Seller and Purchaser, or to create a relationship between Seller and Purchaser other than that of buyer and seller.

18.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18.15 No Personal Liability. No officer, partner, director, shareholder, beneficial owner, agent or employee of Seller, Manager or Purchaser (including successors and assigns), or any of their constituents, shall be personally liable under this Agreement.

18.16 Confidentiality. Purchaser shall continue to be bound by the terms of that certain Confidentiality and Registration Agreement, executed by Purchaser in connection with this transaction, a copy of which is attached hereto as Schedule 18.16 and incorporated herein by this reference (the “Confidentiality Agreement”)

18.17 No Public Disclosure. Except and as to the extent required by law, without the prior written consent of the other party, neither Seller nor Purchaser will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to or otherwise to disclose or permit the public disclosure of the existence or discussions regarding the acquisition of the Property or the terms and conditions of this Contract. Without limitation, Purchaser shall not divulge the existence of this Agreement or the status of Purchaser’s due diligence, except to those persons who are authorized recipients of such information under the Confidentiality Agreement and then only to the extent expressly permitted thereby.

18.18 No Cessation of Marketing Efforts. Purchaser submitted a so-called pre-emptive offer to purchase the Property before Seller’s marketing efforts were complete. Seller agreed to enter into this Agreement as long as it could continue planned marketing efforts, including asking for and receiving bids from others if Seller so elects. Accordingly, nothing contained herein shall prevent Seller from continuing with current marketing efforts to sell the Property; provided, that Seller shall not enter into any backup or subordinate contract to purchase as long as this Agreement remains in effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed, as of the day and year first above written.

SELLER:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

	By:	/s/ John R. Haynes
John R. Haynes
Assistant Secretary
Date:	8/24/05

PURCHASER:

ONE LIBERTY PROPERTIES, INC.

By:	/s/ Lawrence G Ricketts, Jr.
Title:	Vice President
Date:	8/23/05

EXHIBIT A

LEGAL DESCRIPTION

Lot 1, Block 421.04 as shown on Map entitled “Final Plat Waterview Corporate Centre Section IV, Tax Map Sheet 112, Block 421, Lots 27, 28, 29, 30, 31 and 33, Parsippany-Troy Hills Township, Morris County, New Jersey,” filed of record in the Morris County, New Jersey Clerk’s Office as Registered Map Number 5006.

SCHEDULE 3.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of the      day of August 2005, by and among FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (hereinafter referred to as “Seller”), ONE LIBERTY PROPERTIES, INC., [PURCHASER ENTITY INFO] (hereinafter referred to as “Purchaser”) and FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK (“Escrow Agent”).

RECITALS:

A. Seller and Purchaser have entered into a certain Sale Agreement, dated as of August     , 2005 (the “Sale Agreement”), pursuant to which Seller is selling to Purchaser a building known as 45 Waterview Plaza located in Parsippany, New Jersey. Under the terms of the Sale Agreement, Purchaser has agreed to deposit into escrow with Escrow Agent the Good Faith Deposit in the amount of $500,000.00, and Purchaser may deposit the Additional Earnest Money in the amount of $1,500,000.00 (such sums with interest earned thereon is collectively referred to as the “Escrow Funds”), all in accordance with the Sale Agreement.

B. The Escrow Funds are to be held, invested and disbursed by Escrow Agent in accordance with the terms and conditions of the Sale Agreement and this Agreement.

C. Escrow Agent agrees to act as escrow agent to hold, administer, invest and disburse the Escrow Funds on the terms and conditions set forth in the Sale Agreement and set forth herein.

NOW, THEREFORE, In consideration of the foregoing and the mutual covenants of the parties contained herein, the parties hereto agree as follows:

1. Conflicting Terms. This Agreement is intended to supplement and not supersede the Sale Agreement. Accordingly, if any terms or conditions in this Agreement conflict with the terms or conditions of the Sale Agreement, the terms and conditions of the Sale Agreement shall govern.

2. Receipt. Escrow Agent acknowledges receipt of the Good Faith Deposit in the amount of $500,000.00, and agrees to receive and hold the Good Faith Deposit and, to the extent applicable, the Additional Deposit posted by Purchaser pursuant to the Sale Agreement.

3. Administration and Investment of Escrow Funds. Escrow Agent shall hold, administer and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest, and from time to time reinvest, the Escrow Funds, in a money market investment account constituting the obligations of national banks having undivided capital and surplus of at least $125,000,000. In the absence of any such written investment instructions, Escrow Agent shall have no obligation to invest the Escrow Funds.

4. Termination by Purchaser on or before Expiration of the Due Diligence Period. In accordance with the Sale Agreement, Purchaser may, for various reasons or for no reason, elect to terminate the Sale Agreement by notice to Seller or by Purchaser’s failure to deliver an Acceptance Notice to Seller and Escrow Agent on or before September 6, 2005 (the “Expiration Date”). If Purchaser elects to terminate the Sale Agreement prior to the Expiration Date or if Escrow Agent fails to receive a Notice of Acceptance from Purchaser on or before September 6, 2005, Escrow Agent shall promptly pay the Good Faith Deposit (and any interest earned thereon) to Purchaser and this Agreement shall thereupon be null and void and the parties hereto shall have no further liability or obligations hereunder. No notice to Escrow Agent from Seller shall be required for the release of the Good Faith Deposit to Purchaser by Escrow Agent, this being a “sole order escrow” until the Expiration Date.

5. Termination by Seller or Purchaser After the Expiration Date.

(a) At any time after the Expiration Date, upon not less than five (5) business days’ prior written notice executed by Seller and delivered to both Purchaser and Escrow Agent in accordance with Section 9 hereof, asserting that (i) Purchaser has breached or otherwise defaulted and failed to perform its obligations under the Sale Agreement, and (ii) Seller is entitled to retain the Escrow Funds on account thereof as provided in the Sale Agreement, Escrow Agent shall deliver the Escrow Funds to Seller; provided, however, that if Purchaser shall, within said 5 business day period, deliver to Seller and Escrow Agent a written notice that it disputes Seller’s claim to the Escrow Funds, Escrow Agent shall retain the Escrow Funds until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Escrow Funds, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Escrow Funds to a particular party, in which event the Escrow Funds shall be delivered in accordance with such notice, instruction, order, decree or judgment.

(b) At any time after the Expiration Date, upon not less than 5 business days’ prior written notice executed by Purchaser and delivered to Seller and Escrow Agent in accordance with Section 9 hereof, asserting that Purchaser is entitled to the return of the Escrow Funds under the Sale Agreement, Escrow Agent shall deliver the Escrow Funds (and any interest earned thereon) to Purchaser; provided, however, that if Seller shall, within said five (5) business day period, deliver to Purchaser and Escrow Agent a written notice that it disputes Purchaser’s claim or right to receive back the Escrow Funds, Escrow Agent shall retain the Escrow Funds until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Escrow Funds, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Escrow Funds to a particular party, in which event the Escrow Funds shall be delivered in accordance with such notice, instruction, order, decree or judgment.

(c) In the event either (a) or (b) of this Section shall occur, Purchaser’s or Seller’s notice to Escrow Agent shall include a statement, upon which Escrow Agent may rely, that Purchaser or Seller has notified the other party that the requesting party is entitled to the Escrow Funds. Notwithstanding such statement, upon receipt by Escrow Agent of a notice from Seller or Purchaser, as the case may be, claiming the Escrow Funds, Escrow Agent shall immediately forward a copy of such notice to the other party via facsimile or overnight mail.

Schedule 3.3

6. Disbursement at Closing. Subject to Sections 4 and 5 hereof, at Closing (as defined in the Sale Agreement), Escrow Agent shall deliver the Escrow Funds as directed by Purchaser.

7. Escrow Agent Duties.

(a) Escrow Agent will perform its obligations hereunder fairly and impartially according to the intent of the parties as herein expressed; provided, however, that Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement and the Sale Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority, or rights of any persons executing the same. Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor. Notices given by counsel to Purchaser, shall be deemed given by Purchaser. Notices given by counsel to Seller shall be deemed given by Seller.

(b) Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without gross negligence. Seller and Purchaser agree to save and hold Escrow Agent harmless from any loss and from any claims or demands arising out of its actions hereunder and hereby agree to indemnify Escrow Agent from any claims or demands for losses arising out of its activities hereunder.

(c) It is further understood by Seller and Purchaser that if, Escrow Agent shall become involved in litigation with respect to this Agreement or the Sale Agreement, whether as the result of any disagreement between Seller and Purchaser or adverse demands and claims being made by any of them upon Escrow Agent or otherwise, such parties agree that they, jointly and severally, are and shall be liable to Escrow Agent and shall reimburse Escrow Agent for the reasonable costs, expenses and counsel fees it shall incur or be compelled to pay by reason of such litigation. Seller and Purchaser agree among themselves that each shall be responsible to advance one-half of all amounts due Escrow Agent for its services as set forth in this Agreement, provided that any such advance by Seller or Purchaser as the result of any dispute or litigation between them shall be without prejudice to their right to recover such amount as damages from the breaching party.

(d) In taking or omitting to take any action whatsoever hereunder, Escrow Agent shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or bad faith. Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without gross negligence in accordance with the advice of such counsel.

Schedule 3.3

8. Term of Agreement. The term of this Agreement shall be from and after the date of this Agreement as hereinafter set forth to and including the termination hereof by written agreement of the parties hereto or disbursement of all of the Escrow Funds pursuant to the terms hereof.

9. Notices. All notices, demands, requests or other communications which may or shall be given or served by any party to this Agreement upon any other parties to this Agreement, shall be either (i) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. mail, (ii) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, (iii) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice, or (iv) sent by personal delivery, in which case notice shall be deemed delivered upon personal delivery. Such notices, demands, requests or other communications shall be in writing and addressed to the following:

(ii)	407 S. Warren Street Syracuse, New York 13202 Attn: William Bradt, Esq., Vice President (e-mail: wbradt@firstam.com) Telephone 1-800-679-4718, Facsimile: 888-722-4081.

If to Escrow Agent:	First American Title Insurance Company of New York
407 S. Warren Street
Syracuse, New York 13202
	Telephone	(800) 679-4718
	Facsimile:	(888) 722-4081
	Attn:	William Bradt, Esq.,
Vice President

If to Purchaser:	One Liberty Properties, Inc.
60 Cutter Mill Road Suite 303
Great Neck, New York 11021
	Telephone:	(516) 466-3100
	Facsimile:	(516) 773-2770
	Attn:	Lawrence G. Ricketts, Jr.

With a Copy to:	Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
	Telephone:	(212) 592-1416
	Facsimile:	(212) 545-3334
	Attn:	Carl F. Schwartz, Esq.

Schedule 3.3

If to Seller:	c/o Falk of North America, Inc.
6 Adelaide Street East, Suite 310
Toronto, Ontario M5C 1H6 Canada
	Telephone:	(416) 410-8713
	Facsimile:	(416) 410-8714
	Attn:	Daniel T. Borger

With a Copy to:	Boult Cummings Conners & Berry PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
	Telephone:	(615) 252-2343
	Facsimile:	(615) 252-6343
	Attn:	John R. Haynes

All parties shall have the right from time to time to designate by written notice to all other parties any other address or place where such notice, demand, or request be addressed.

10. Miscellaneous.

(a) No party may assign its interest in or obligations under this Agreement except as may be permitted pursuant to the Sale Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

(b) This Agreement shall be construed under and governed by the laws of the State in which the office of Escrow Agent is located and, in the event that any provision hereof shall be deemed illegal or unenforceable, said provision shall be severed herefrom and the remainder of this Agreement shall be enforced in accordance with the intent of the parties as herein expressed.

(c) This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto.

(d) This Agreement may be executed in separate counterparts, which may be transmitted via facsimile. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

Schedule 3.3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

SELLER:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

PURCHASER:

ONE LIBERTY PROPERTIES, INC.

By:
Title:
Date:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK.

By:
Name:
Title:
Date:

Schedule 3.3

SCHEDULE 9.1

OUTSTANDING SUBMISSION ITEMS

[NONE]

Schedule 9.1

SCHEDULE 12.1

SPECIAL WARRANTY DEED

[STATE COUNSEL TO PROVIDE]

Schedule 12.1

SCHEDULE 12.2

QUITCLAIM DEED

Schedule 12.2

Meadows IV

45 Waterview Plaza

Parsippany, New Jersey

SCHEDULE 12.3

BILL OF SALE

THIS BILL OF SALE is executed and delivered as of the      day of                     , 2005, by FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (“Seller”), to ONE LIBERTY PROPERTIES, INC., [PURCHASER ENTITY INFO] (“Purchaser”).

W I T N E S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Bill of Sale, Seller has sold and conveyed to Purchaser all that tract or parcel of land more particularly described in Exhibit “A” attached hereto and incorporated herein by reference, together with all improvements owned by Seller thereon and all rights, easements and appurtenances thereto (collectively, the “Property”); and

WHEREAS, in connection with such conveyance of the Property, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller all personal property owned by Seller, if any, and used in connection with the ownership, operation, management, maintenance, and leasing of the Property, including, but not limited to, the personal property described in Exhibit “B” attached hereto and incorporated herein by this reference (the “Personal Property”);

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby agrees as follows:

1. Sale and Conveyance. Seller hereby sells, transfers and conveys the Personal Property unto Purchaser, its successors and assigns.

2. Representations and Warranties. Seller represents and warrants that (i) all of the Personal Property is free and clear of financing statements, chattel, mortgages, security agreements, title retention agreements, liens or other encumbrances created or consented to by Seller, and (ii) Seller has the right, power and authority to sell the Personal Property to Purchaser without obtaining the consent of any third party whose consent has not been obtained and written evidence thereof furnished to Purchaser. Seller, for itself, its successors and assigns, does hereby warrant and will forever defend title to the Personal Property unto Purchaser, its successors and assigns, against the lawful claims of all persons claiming by, through or under Seller.

Schedule 12.3

3. Governing Law. This Bill of Sale shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

4. Binding Effect. This Bill of Sale shall be binding upon Seller, its legal representatives, successors and assigns, and shall inure to the benefit of Purchaser, its legal representatives, successors and assigns.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the day and year first above written.

SELLER:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary
Date:

Schedule 12.3

EXHIBIT “A” TO BILL OF SALE

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B” TO BILL OF SALE

LIST OF PERSONAL PROPERTY

DSM Nutritional Products Building

45 Waterview Plaza

Parsippany, New Jersey

SCHEDULE 12.4

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”) is made and entered into and effective as of the      day of                  2005, by and between FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (“Assignor”), and [NAME OF ULTIMATE PURCHASER], a                                  (“Assignee”), whose general partner is ONE LIBERTY PROPERTIES, INC., a real estate investment trust organized under the laws of the State of Maryland (“Original Purchaser”)

W I T N E S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Assignment, Assignor has sold and conveyed to Assignee all that tract or parcel of land more particularly described in Exhibit “A” attached hereto and incorporated herein by reference, together with all improvements owned by Seller thereon, and all rights, easements and appurtenances thereto (collectively, the “Property”), pursuant to the terms and conditions of a certain Sale Agreement, dated as of                     , 2005, by and between Assignor and Original Purchaser, as assigned to Assignee by Assignment and Assumption Agreement, dated as of             , 2005 (the “Sale Agreement”) [all capitalized terms not expressly defined herein shall have the meaning ascribed thereto in the Sale Agreement]; and

WHEREAS, in connection with such conveyance of the Property, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all right, title and interest of Assignor in and to that certain Lease, dated as of January 1, 1997 between Bellmead Development Corporation and Hoffman-LaRoche, Inc., as assigned to Roche Vitamins, Inc. and further assigned to DSM Nutritional Products, Inc., effective as of September 30, 2003, together with that certain First Amendment to Lease, effective as of May 1, 2005, between Seller and Tenant (collectively, the “Lease”) and all deposits held by Assignor pursuant to the Lease (the “Tenant Deposits”); and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume all of the obligations of Assignor arising under the Lease from and after the date of this Assignment, including, without limitation, all obligations under the Lease with respect to refund of the Tenant Deposits;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Transfer and Assignment. Assignor hereby sells, transfers, assigns, delivers and conveys to Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Lease and the Tenant Deposits.

Schedule 12.4

2. Representations of Assignor. Assignor hereby represents and warrants to Assignee that (i) Assignor is the sole owner and holder of the landlord’s interest under the Lease, (ii) there have been no prior assignments of the Lease or the Guaranties which remain outstanding as of the date of this Assignment, and (iii) neither the landlord’s interest in the Lease nor the Tenant Deposits are subject to any liens, security interests or adverse claims by any non-lessee third party.

3. Assumption of Obligations. Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under the Lease for that period of time from and after the date of this Assignment, including, without limitation, all covenants and obligations of Assignor with respect to refund of the Tenant Deposits; provided that Assignor shall remain responsible for, and Assignee is not assuming, any duties or obligations which relate or arise in connection with events or circumstances that occurred prior to the Effective Date, even though such duties, obligations, events or circumstances may not become known to Assignor or Assignee until after the Effective Date.

4. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

5. Binding Effect. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Schedule 12.4

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

ASSIGNEE:

ONE LIBERTY PROPERTIES, INC.

By:

Title

Date:

Schedule 12.4

EXHIBIT “A” TO ASSIGNMENT AND

ASSUMPTION OF LEASE

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B” TO ASSIGNMENT AND

ASSUMPTION OF LEASE

DSM Nutritional Products Building

45 Waterview Plaza

Parsippany, New Jersey

SCHEDULE 12.5

ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENTS

AND OTHER INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF OPERATING AGREEMENTS AND OTHER INTERESTS (the “Assignment”) is made and entered into and effective as of this          day of                  2005, by and between FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (“Assignor”), and [NAME OF ULTIMATE PURCHASER], a                                  (“Assignee”), whose general partner is ONE LIBERTY PROPERTIES, INC., a real estate investment trust organized under the laws of the State of Maryland (“Original Purchaser”)

W I T N E S E T H:

WHEREAS, contemporaneously with the execution and delivery hereof, Assignor has sold and conveyed to Assignee all that tract or parcel of land more particularly described in Exhibit “A” attached hereto and incorporated herein by reference, together with all improvements thereon owned by Seller, and all rights, easements and appurtenances thereto (collectively, the “Property”), pursuant to the terms and conditions of a certain Sale Agreement, dated as of August     , 2005, by and between Assignor and Original Purchaser, as assigned to Assignee (the “Sale Agreement”) [all capitalized terms not expressly defined herein shall have the meaning ascribed thereto in the Sale Agreement]; and

WHEREAS, in connection with such conveyance of the Property, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all right, title and interest of Assignor in and to all service, management, equipment, labor, material, maintenance, repair and other contracts relating to the maintenance, repair or operation of the Property which have not been terminated by Assignor as of the Effective Date and continue in force and effect, all of which are more particularly described on Exhibit “B” attached hereto and incorporated herein by reference (collectively, the “Surviving Contracts”); and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume all of the obligations of Assignor arising under the Surviving Contracts from and after the date of this Assignment;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Transfer and Assignment. Assignor hereby sells, transfers and assigns to Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Surviving Contracts.

Schedule 12.5

2. Assumption of Obligations. Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under each of the Surviving Contracts, arising with respect to the period of time from and after the date of this Assignment.

3. Governing Law. This Assignment shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

4. Binding Effect. This assignment and assumption shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

ASSIGNEE:

ONE LIBERTY PROPERTIES, INC.

By:

Name:

Title:

Date:

Schedule 12.5

EXHIBIT “A” TO ASSIGNMENT

OF OPERATING AGREEMENTS AND OTHER INTERESTS

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B” TO ASSIGNMENT

OF OPERATING AGREEMENTS AND OTHER INTERESTS

LIST OF SURVIVING OPERATING AGREEMENTS

SCHEDULE 12.7

NOTICE OF SALE

[VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR HAND-DELIVERY]

                        , 2005

___________________

___________________

___________________

Re:	DSM Nutritional Products Building, 45 Water-view Plaza (the “Project”)

Parsippany, New Jersey

Dear Tenant:

The purpose of this letter is to notify you that the referenced project has been sold to ONE LIBERTY PROPERTIES, INC. (“Purchaser”). Under the acquisition documents, FALK US PROPERTY INCOME FUND, L.P. assigned its interest under your lease for the Project to Purchaser. Your security deposit/letter of credit in the amount of $                     was also transferred to Purchaser. After this date, any notices or other correspondence with respect to your lease should be addressed to Purchaser as follows:

ONE LIBERTY PROPERTIES, INC.

Attn:

Further, rents and other payments due under the lease shall be made to the following address:

If you have any questions, please feel free to call me at the above-referenced telephone number, or Purchaser’s representative,                                  at                     .

Very truly yours,

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

cc:	ONE LIBERTY PROPERTIES, INC.

Schedule 12.7

45 Waterview Plaza

Parsippany, New Jersey

SCHEDULE 12.9

SECTION 1445 CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ONE LIBERTY PROPERTIES, INC. (the “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by FALK US PROPERTY INCOME FUND, L.P. (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:

1. The undersigned is the Assistant Secretary of the General Partner of Seller.

2. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

3. Seller’s U.S. employer identification number is                                 ; and

4. Seller’s office address is:                                                                                                                   .

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

Schedule 12.9

DSM Nutritional Products Building

45 Waterview Plaza

Parsippany, New Jersey

SCHEDULE 12.13

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is made and entered into and effective as of this          day of                 , 2005, by and between FALK US PROPERTY INCOME FUND, L.P., a Delaware limited partnership (“Assignor”), and [NAME OF ULTIMATE PURCHASER], a                      (“Assignee”), whose general partner is ONE LIBERTY PROPERTIES, INC., a real estate investment trust organized under the laws of the State of Maryland (“Original Purchaser”).

W I T N E S E T H:

WHEREAS, contemporaneously with the execution and delivery hereof, Assignor has sold and conveyed to Assignee certain improved real property known as the DSM Nutritional Products Building in Parsippany, New Jersey (the “Property”); and

WHEREAS, in connection with such conveyance of the Property, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all right, title and interest of Assignor in and to the Intangible Property, as the same is defined in that certain Sale Agreement, dated as of the      day of August, 2005, by and between Assignor and Original Purchaser, as assigned to Assignee (the “Sale Agreement”), to the extent assignable and transferable [all capitalized terms not expressly defined herein shall have the meaning ascribed thereto in the Sale Agreement];

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Transfer and Assignment. Assignor hereby transfers, assigns, sets over and delivers to Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Intangible Property.

2. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

3. Binding Effect. This assignment and assumption shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Schedule 12.13

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

By:
John R. Haynes
Assistant Secretary

Date:

ASSIGNEE:

ONE LIBERTY PROPERTIES, INC.

By:

Name:

Title:

Date:

Schedule 12.13

SCHEDULE 18.16

EXECUTED CONFIDENTIALITY AND REGISTRATION AGREEMENT

Schedule 18.16